Exhibit 99.1
January 17, 2017
For Immediate Release

Contacts:	Media Inquiries:	Analysts’/Shareholders’ Inquiries:
	Colleen Penhall	Tiffany Mason
	Lowe’s Companies, Inc.	Lowe’s Companies, Inc.
	704-758-2958	704-758-2033
	colleen.b.penhall@lowes.com	tiffany.l.mason@lowes.com

LOWE’S APPOINTS MARSHALL A. CROOM CHIEF FINANCIAL OFFICER; ROBERT F. HULL JR. TO RETIRE
Croom Brings 30 Years of Financial and Operational Experience to CFO Role
MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today announced that Marshall A. Croom, a 20-year Lowe’s veteran, has been promoted to the position of chief financial officer, effective March 3. Croom succeeds Robert F. (Bob) Hull Jr., who announced plans to retire after 17 years with the company. Croom will report to Robert A. Niblock, Lowe’s chairman, president and CEO. Hull will remain at Lowe’s through March to ensure a smooth transition period.

In his new role, Croom, 56, will oversee accounting, tax, treasury, investor relations, and financial planning and analysis. He will also continue to lead internal audit and enterprise risk management, areas he has managed since 2009.

“Marshall brings over 30 years of financial and operational experience to his new role and, importantly, possesses a deep understanding of virtually every facet of Lowe’s,” Niblock said. “We have confidence in Marshall’s proven leadership as we continue to focus and invest in the areas that meet consumers’ evolving expectations. We look forward to a smooth transition, given our CFO succession planning process.”

For the past eight years as chief risk officer, Croom had responsibility for providing oversight and direction for the management of all material risks across the company, including enterprise risk management, internal audit, project and process management, quality assurance, information security, loss prevention and workers’ compensation. Prior to leading the risk organization, he held several leadership positions in finance, including senior vice president of finance, treasurer and assistant treasurer, including responsibility for investor relations and tax. In addition, he served for three years as senior vice president of merchandising and store operations support. Croom joined Lowe’s in 1997, following a successful 11-year career with Ernst & Young, including two years in the firm’s national tax department.

Niblock added, “At the same time, we want to thank Bob for the many contributions he has made to the organization, including 14 years as our CFO. He played an integral role in the growth and success of Lowe’s transformation to an omni-channel home improvement company. We appreciate all that he has done for our company and wish him the best with his next chapter.”

Hull said, “My time at Lowe’s has been extraordinary and I feel privileged to have worked with people who are so passionate about serving others. I look forward to working closely with Marshall to successfully transition my responsibilities.”

About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 17 million customers a week in the United States, Canada and Mexico. With fiscal year 2015 sales of $59.1 billion, Lowe’s and its related businesses operate or service more than 2,355 home improvement and hardware stores and employ over 285,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

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